Exhibit 1.3

Investor Relations	Media Relations
Craig Celek CDC Corporation (212) 661-2160 craig.celek@cdccorporation.net	Michelle Tank CDC Software (678) 259-8639 michelletank@cdcsoftware.com

CDC SOFTWARE SUBMITS FOLLOW UP LETTER TO SEC CONCERNING ITS SUPERIOR OFFER TO ACQUIRE ONYX SOFTWARE

[Atlanta and Hong Kong, June 27, 2006] CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA), today announced that it has submitted a follow-up letter to the Securities and Exchange Commission regarding its Superior Competing Transaction for the acquisition of Onyx Software Corporation.

In its letter, CDC Software cited for the SEC, CDC Software’s press release issued on June 23, 2006 which set forth reasons why CDC Software believes that Onyx has thwarted attempts to enter into productive discussions that hold the potential to increase value for the shareholders of Onyx.
A copy of the letter referenced above is attached to this press release.

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June 27, 2006

Mr. Brian V. Breheny
Chief, Office of Mergers and Acquisitions
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Onyx Software Corporation — Schedule 14A Filed on June 16, 2006

Ladies and Gentlemen:

As a follow up to our letter to the Commission on June 21, 2006, we are writing to bring to your attention a press release issued on June 23, 2006 in which we reaffirmed our Superior Competing Transaction for the acquisition of Onyx Software Corporation. The press release was issued in response to a press release issued by Onyx indicating that despite our competing proposal, they are re-affirming their existing transaction with M2M Holdings, Inc.

We note that in our press release we cite reasons why we believe that Onyx has thwarted our attempts to enter into productive discussions that hold the potential to increase value for the shareholders of Onyx.

If you have any questions regarding the foregoing, please do not hesitate to contact Kim Liou, our Senior Counsel (650-654-4399; kim.liou@cdcsoftware.com).

Very truly yours,

CDC Corporation

By: /s/ Peter Yip
Chief Executive Officer

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About CDC Corporation
CDC Corporation (NASDAQ: CHINA) is focused on enterprise software, mobile applications and online games. As part of its strategic review, the company has reorganized into two primary operating business units, CDC Software and China.com Inc.

For more information about CDC Corporation, please visit the website: http://www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability. CDC Software’s product suite includes the Pivotal CRM (customer relationship management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Ross ERP (enterprise resource planning) and SCM (supply chain management), IMI warehouse management and order management, Platinum China HR (human resource) and business analytics solutions.

These industry-specific solutions are used by more than 5,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA).
For more information, please visit www.cdcsoftware.com.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to the effects of corporate restructurings and strategic initiatives at the company, anticipated consummation of a strategic transaction, and further actions to be taken following consummation of such a transaction. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: whether any anticipated strategic initiatives are ever consummated; the final structure of any proposed transaction; the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; the ability to make changes in business strategy, development plans and product offerings; the ability to integrate operations or new acquisitions in accordance with the company’s business strategy; and the effects of restructurings and rationalization of operations. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2005 on Form 20-F filed on June 21, 2006. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward-looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.